EXHIBIT (e)

Co-registrant’s outstanding debt to the Commonwealth as of June 30, 2020, and its contingent liability as guarantor of the outstanding debt of other entities as of the end of the last five fiscal years.

PUBLIC DEBT

The public sector indebtedness of Queensland is comprised of a number of distinct categories: Public Debt to the Commonwealth, Other State Debt to the Commonwealth, Queensland Treasury Corporation Guaranteed Debt and Other Guaranteed Debt and Contingent Liabilities.

During April 1995, the Commonwealth Government and Queensland Government entered into an agreement (the “1995 Financial Agreement”) whereby Queensland would pre-redeem its debt to the Commonwealth. This was carried out in July 1995.

State Debt to the Commonwealth

In addition to the funds lent to the States pursuant to the 1995 Financial Agreement, the Commonwealth Government also lends funds to the States in accordance with a variety of agreed Commonwealth/State programs. In general, these funds are on-lent to borrowers in accordance with the terms of the agreed program, with repayment being made to the State from the revenues of the ultimate borrowers. When on-lent by Queensland, the debt is generally secured by State claims on tangible assets of the ultimate borrower.

The following table outlines the outstanding advances made by the Commonwealth under this category of debt.

Other State Debt to the Commonwealth and Treasury

	2018-19	2019-20
	(A$ millions)
Advances – Commonwealth and State Housing	279	263
Advances – Other	145	90

Total	424	353

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Guaranteed Debt On-lent by Queensland Treasury Corporation

Queensland Treasury Corporation’s (the “Corporation” or “QTC”) primary function to date has been to act as a central financing authority for on-lending funds raised by it to Queensland Government Bodies. The Treasurer of Queensland, on behalf of the State Government, guarantees QTC’s obligations under all debt securities issued by QTC. The Corporation’s guaranteed debt (market value), as at the end of each of the last five fiscal years, and the distribution of this debt among various borrowing authorities is detailed in the following table:

Guaranteed Debt On-lent by Queensland Treasury Corporation

Distribution of Debt	2016	2017	2018	2019	2020
	(A$ millions)
Bodies within the Public Accounts
Department of Education and Training	53	48	43	—	—
Department of State Development	75	66	58	—	—
Department of Transport and Main Roads – Main Roads	758	749	668	—	—
Department of Transport and Main Roads – Queensland Transport	105	—	—	—	—
Public Works – Department of Housing and Public Works	14	10	9	—	—
Queensland Health	58	43	—	—	—
Queensland Treasury	37,324	32,728	30,400	33,173	41,923
Other	164	185	205	210	258

Government Owned Corporations
CS Energy Ltd	966	924	720	654	658
Energy Queensland Limited	18,497	17,767	17,607	18,912	19,799
Energex Limited	—	—	—	—	—
Ergon Energy Corporation Limited	—	—	—	—	—
Port Authorities & Facilities (various)	947	1,401	1,403	1,482	1,184
Powerlink	5,526	5,371	5,355	5,647	5,742
Stanwell Corporation Limited	981	937	921	970	980

Local Governments
Brisbane City Council	1,927	2,283	2,195	2,184	2,314
Cairns Regional Council	96	86	110	123	171
Fraser Coast Regional Council	160	138	119	103	85
Gladstone Regional Council	171	155	144	141	131
Gold Coast City Council	876	786	723	702	698
Ipswich City Council	300	280	257	345	378
Logan City Council	292	229	214	211	271
Mackay Regional Council	224	201	185	177	161
Moreton Bay Regional Council	471	444	435	443	434
Redland City Council	59	51	45	42	45
Rockhampton Regional Council	172	155	132	128	148
Sunshine Coast Regional Council	340	308	307	354	592
Toowoomba Regional Council	215	193	181	180	201
Townsville City Council	409	427	396	448	440
Other	704	713	697	722	728

Statutory Bodies
Grammar schools	114	104	94	89	107
Seqwater	11,522	10,949	10,827	11,617	11,882
Unitywater	432	419	416	435	443
Universities	334	373	407	493	505
Water Boards	246	253	280	281	255
Other	151	202	261	336	676

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Guaranteed Debt On-lent by Queensland Treasury Corporation

Distribution of Debt	2016	2017	2018	2019	2020
	(A$ millions)
Other Bodies
DBCT Holdings Pty Ltd	139	130	122	113	104
Queensland Rail Limited	3,455	3,627	3,666	3,901	4,149
Queensland Urban Utilities	2,124	2,070	2,067	2,215	2,551
Other	329	296	287	299	321

Total Funds On-lent	90,823	85,102	81,952	87,129	98,334

Undistributed borrowings	9,856	13,361	14,580	14,884	14,855

Total Guaranteed Debt	100,679	98,463	96,532	102,013	113,189

The Corporation raises funds in both the domestic and international capital markets with the market value of borrowings under management as at June 30, 2020 at A$113.189 billion, which includes A$2.439 billion of debt issued under overseas funding programs based on the prevailing rates of exchange at June 30, 2020. The Corporation hedges its foreign debt portfolio through interest rate and currency swaps and other hedging and currency switching transactions.

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Outstanding Domestic Australian Dollar Indebtedness

as at June 30, 2020

Coupon Rate	Maturity Date	Face Value	Market Value
(% per annum)		(AUD)	(AUD)
QTC Bonds
6.50%	June 2021	1,138,807,000	1,801,317,917
5.50%	June 2021	7,312,577,000	7,695,625,677
6.00%	June 2021	738,567,000	780,858,653
6.00%	July 2022	7,811,200,000	8,927,122,553
4.25%	July 2023	8,713,700,000	9,892,244,597
3.00%	March 2024	29,500,000	32,473,971
3.00%	March 2024	720,500,000	793,135,464
5.75%	July 2024	8,399,000,000	10,374,118,932
4.75%	July 2025	8,520,000,000	10,429,523,937
3.25%	July 2026	8,559,843,000	9,917,106,662
2.75%	August 2027	6,487,000,000	7,345,242,648
3.25%	July 2028	5,460,900,000	6,442,232,449
2.50%	March 2029	1,730,000,000	1,929,593,812
3.25%	August 2029	5,419,000,000	6,419,410,053
3.50%	August 2030	5,706,700,000	6,940,210,835
2.75%	August 2030	365,261,166	448,230,584
1.75%	August 2031	3,027,000,000	3,122,903,385
1.75%	July 2034	1,250,000,000	1,247,191,116
2.25%	April 2040	903,000,000	930,128,524
2.25%	November 2041	1,167,500,000	1,179,271,675
4.20%	February 2047	800,000,000	1,097,480,182

Treasury Notes
Various	July 2020	529,000,000	528,938,709
Various	August 2020	642,000,000	641,922,340
Various	September 2020	2,790,000,000	2,789,324,947
Various	October 2020	655,000,000	654,804,764
Various	November 2020	100,000,000	99,941,241

Floating Rate Notes
0.17%	February 2022	2,530,000,000	2,529,483,343
0.23%	February 2023	2,800,000,000	2,802,091,263
0.25%	November 2024	2,300,000,000	2,298,266,822

Other loans
Various	2020	45,604,002	45,947,268
Various	2021	62,940,000	64,408,966
Various	2022	100,745,000	105,637,844
Various	2023	75,863,000	78,323,984
Various	2024	19,250,000	19,669,712
Total		96,910,457,168	110,404,184,828

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Outstanding Offshore Indebtedness

Euro Medium-Term Notes

as at June 30, 2020.

Year of Issue	Coupon Rate	Maturity Date	Currency	Face Value	Market Value
				(AUD)	(AUD)
2011	1.730%	September 2039	CHF	168,449,137	224,260,727
2014	2.650%	April 2039	JPY	203,240,692	280,073,030
2016	1.640%	November 2046	EUR	745,751,339	958,568,906
2020	0.69%	June 2050	EUR	89,948,078	89,688,562

Total				1,117,441,169	1,462,902,664

Commercial Paper

as at June 30, 2020.

Year of Issue	Yield	Maturity	Currency	Face Value	Market Value
				(AUD)	(AUD)
2020	0.88%	July 2020	GBP	134,287,610	134,284,075
2020	0.89%	July 2020	GBP	188,002,655	187,997,705
2020	1.83%	July 2020	USD	145,846,189	145,845,903
2020	1.80%	July 2020	USD	58,338,475	58,337,418
2020	1.80%	July 2020	USD	291,692,379	291,686,094
2020	1.80%	July 2020	USD	51,046,166	51,044,882
2020	1.81%	July 2020	USD	15,022,157	15,020,046
2020	1.76%	July 2020	USD	437,538,569	437,520,329

Total				1,321,774,204	1,321,736,452

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